Exhibit 99.1
Contacts:
Investor Relations: Ken Cooper – 952-229-7427 or ir@lifetimefitness.com
Media Relations: Jason Thunstrom – 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ELECTS MARTHA A. MORFITT TO BOARD OF DIRECTORS
Concurrently, James F. Halpin Resigns from Board
CHANHASSEN, Minn. (August 8, 2008) – Life Time Fitness, Inc. (NYSE: LTM) announced today that Martha (Marti) A. Morfitt has been elected to its board of directors, effective August 6, 2008.
     Ms. Morfitt, 51, most recently served as chief executive officer and a director of CNS, Inc., a publicly traded manufacturer and marketer of consumer healthcare products. During her nine-year tenure (March 1998 to March 2007), Ms. Morfitt and her team successfully completed a performance turnaround at CNS, returning the Company to profitability and transforming it into a growing consumer health care products company with flagship brands that included Breathe Right® nasal strips and FiberChoice® daily fiber supplement brands. CNS was sold to GlaxoSmithKline in December 2006 and its operations were transferred to Pittsburgh in April 2007.
     Prior to joining CNS, Ms. Morfitt served in a variety of senior management and marketing positions at The Pillsbury Company over a 16-year period. She most recently served as vice president of Pillsbury’s Meals Division and, prior to that, vice president of Green Giant Brands.
     Ms. Morfitt currently serves on the board of directors for Minneapolis-based Graco, Inc. and San Francisco-based Thermage. She earned an MBA from York University in Toronto, and a bachelor’s degree from the Richard Ivey School of Business at the University of Western Ontario.
     Concurrently, Life Time Fitness also announced that James F. Halpin resigned from its board of directors, effective August 6, 2008. Mr. Halpin, who served as a director since February 2005, retired as president, chief executive officer and a director of CompUSA Inc., where he served from 1993 to 2000. More recently, he launched his own private investment firm.
     “I am pleased to welcome Marti, a seasoned executive who brings a wealth of management and marketing leadership experience, and a proven performance track record, to our board of directors,” said Bahram Akradi, Life Time Fitness Chairman and Chief Executive Officer. “At the same time, I sincerely thank Jim for his years of service and contributions to our company.”
- more -

Life Time Fitness Names Martha A. Morfitt to Board of Directors – Page 2
# # #
About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events, and nutritional products. As of August 8, 2008, Life Time Fitness operated 74 centers in 17 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.